EXHIBIT 23.2 - Consent of Frascona, Joiner, Goodman and Greenstein, P.C.


                                    Frascona Joiner Goodman and Greenstein, P.C.
                                                           4750 Table Mesa Drive
                                                               Boulder, CO 80305
                                                               ph.: 303 494 3000
                                                               fax: 303 494 6309


27 May 2003


Board of Directors
MediaNet Group Technologies, Inc.
1515 North Federal Highway
Boca Raton, Florida 33432

Gentlemen:

         We have acted as your counsel in the preparation of this Registration Statement on Form SB-2 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering shares of Common Stock of MediaNet Group Technologies, Inc. (the "Stock").

         In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based on the foregoing, we are of the opinion that:

         The Stock, when issued and delivered in the manner and/or the terms described in the Registration Statement (after it is declared effective), will be duly and validly issued, fully paid and nonassessable.

         We hereby consent to the reference to our firm's name as an expert in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

                                  Sincerely yours,
                                  Frascona, Joiner, Goodman and Greenstein, P.C.



                                   By: /S/ GARY S. JOINER
                                       Gary S. Joiner